EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[ENHANCED UPSIDE] SEGMENT RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider that are applicable to [Enhanced Upside] Segments which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider. Subject to the terms and conditions of this Rider, you may make allocations to an [Enhanced Upside] Segment with this index linked and variable deferred annuity Contract as described below.

[This Rider is effective upon your Contract Date].

The following is added at the end of the existing definition:

SECTION 2.01(e) SEGMENT

For [Enhanced Upside] Segments, “Segment” means an Investment Option we establish with a specific Index, Segment Duration, Segment Buffer, [Enhanced Upside] Rate, Segment Maturity Date, Performance Cap Rate, and Participation Rate. We may offer [Enhanced Upside] Segments which are described in the “Segment Rate of Return” Section of this Rider (Section 2.01(n)).

The following is added to the existing definition:

SECTION 2.01(n) SEGMENT RATE OF RETURN

“Segment Rate of Return” means a rate calculated based on the Index Performance Rate multiplied by the Participation Rate. Your Segment Rate of Return for [Enhanced Upside] Segments is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return will be:
Is positive	Equal to the lesser of the (1) Index Performance Rate multiplied by the Participation Rate and the [Enhanced Upside] Rate described in Section 2.01(s) below or (2) Performance Cap Rate

Is between zero and the Segment Buffer, inclusive of both	Equal to 0%

Is negative by a percentage greater than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer

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[For any [Enhanced Upside] Segment Types that begin while the Return of Premium Death Benefit (“ROP DB”) Rider is in effect, the following terms apply and (i) supersede Section 2.01(n) above in this [Enhanced Upside] Segment Rider and (ii) are added to the Return of Premium Death Benefit Rider which was issued with your Contract.

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return will be:
Is positive

Equal to the lesser of the (1) Index Performance Rate multiplied by the Participation Rate and the [Enhanced Upside] Rate described in Section 2.01(s) below or (2) Performance Cap Rate,

minus the daily ROP DB charge cumulative percentage described in Section IV of the Return of Premium Death Benefit Rider

Is between zero and the Segment Buffer, inclusive of both	Equal to 0%, minus the daily ROP DB charge cumulative percentage described in Section IV of the Return of Premium Death Benefit Rider

Is negative by a percentage greater than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer, minus the daily ROP DB charge cumulative percentage described in Section IV of the Return of Premium Death Benefit Rider

The following is added at the end of the existing definition:

SECTION 2.01(q) SEGMENT TYPE

For [Enhanced Upside] Segments, “Segment Type” means all [Enhanced Upside] Segments that have the same Index, Segment Duration, Segment Buffer, minimum [Enhanced Upside] Rate and Participation Rate. The [Enhanced Upside] Segment Type(s) currently available under your Contract is/are shown on the last page of this Rider [and in your Data Pages].

The following definition is added to Part II of your Contract:

SECTION 2.01(s) [ENHANCED UPSIDE] RATE

“Enhanced Upside Rate” means a positive number that is used as a multiplier of your Index Performance Rate when calculating your Segment Rate of Return on a Segment Maturity Date, subject to the table shown above in Section 2.01(n), “Segment Rate of Return”. The [Enhanced Upside] Rate is only applied to the Index Performance Rate on a Segment Maturity Date when the Index Performance Rate is positive. We set the [Enhanced Upside] Rate for each new [Enhanced Upside] Segment on the Segment Start Date. We reserve the right to set the [Enhanced Upside] Rate at any time prior to the Segment Start Date. The [Enhanced Upside] Rate only applies to [Enhanced Upside] Segments and may vary for each [Enhanced Upside] Segment. In addition, for any particular [Enhanced Upside] Segment, we may set an [Enhanced Upside] Rate applicable to allocations under new Contracts that is different than the [Enhanced Upside] Rate applicable to allocations under existing Contracts. The minimum [Enhanced Upside] Rate applicable to an [Enhanced Upside] Segment is shown on the last page of this Rider.

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The following provision is restated, and the second paragraph is amended:

SECTION 2.03 ALLOCATION OPTIONS ON A SEGMENT MATURITY DATE

We will notify you at least [45] days prior to a Segment Maturity Date.

If you have not provided us with instructions for allocation of the Segment Maturity Value, your Segment Maturity Value will be allocated to the Segment Type Holding Account for Segments of the same Segment Type as the Segment that matured for transfer to the next new Segment of that Type as described in Section 4.01A of your Contract. For [Enhanced Upside] Segment Types, on your Segment Maturity Date, the [Enhanced Upside] Rate applicable to [Enhanced Upside] Segments may be greater or lower than the prior [Enhanced Upside] Rate but will never be less than the minimum [Enhanced Upside] Rate shown below. However, if the same Segment Type has been terminated, your Segment Maturity Value will be transferred to the [EQ/Money Market Variable Investment Option]. [Additional rules for allocation options on a Segment Maturity Date may be provided in the Data Pages.]

On your Segment Maturity Date, we will reallocate the Segment Maturity Value to your instructions on file among the available Investment Options. You may change your instructions on file at any time by sending us the proper form. Changes will be effective on the Business Day of receipt by us, but for any particular Segment Maturity Date, the change must be received by us before the Segment Maturity Date.

[Enhanced Upside] Segment Types available under your Contract:

Segment	Segment Duration	Segment Buffer	Minimum [Enhanced Upside] Rate
[S&P 500 [Enhanced Upside]]	[6 Year]	[-10%]	[110%]

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Dave S. Hattem,
Chief Executive Officer]	Senior Executive Director and Secretary]

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